Exhibit 99.1

FOR IMMEDIATE RELEASE	AUGUST 14, 2007

MAIR HOLDINGS, INC. REPORTS FISCAL 2008 FIRST QUARTER RESULTS

Minneapolis/St. Paul – (August 14, 2007) – MAIR Holdings, Inc. (the “Company”) (NASDAQ: MAIR) today reported net income of $6.5 million, or $0.43 per diluted share, for the fiscal 2008 first quarter ended June 30, 2007, compared to a net loss of $2.5 million, or $0.12 per share, during the same quarter a year ago.

The Company’s $6.5 million net income in the first quarter of fiscal 2008 was the result of the Company recording $9.4 million of other income due to damage claims from Mesaba Airlines’ bankruptcy.  This income was offset by $4.5 million of operating losses at Big Sky Airlines and MAIR.  Big Sky’s losses were impacted by start-up expenses for the new Boston route expansion with Delta Air Lines.

“The first quarter of fiscal 2008 marked a significant transition in MAIR’s business,” said Paul F. Foley, MAIR’s president and chief executive officer.  “We are actively helping Big Sky both manage its day-to-day operations and determine its future while at the same time looking at investment opportunities that can benefit from our experience.”

On April 24, 2007, Mesaba emerged from bankruptcy as a wholly-owned subsidiary of Northwest.  The $125 million proceeds from the sale of Mesaba’s allowed claim in Northwest’s bankruptcy were deposited in a liquidating trust to pay Mesaba’s creditors.  MAIR continues to work with creditor committee representatives and the trustee of the liquidating trust created by Mesaba’s plan of reorganization to maximize the potential value to MAIR as Mesaba’s former equity holder.  MAIR expects that all distributions from the trust will be made by the end of fiscal 2008.

During the quarter, Big Sky embarked on its expansion plan as a Delta Connection carrier offering new service initially to five markets in the northeast from Boston, utilizing three Beechcraft 1900D aircraft.  Big Sky currently serves eight cities in the U.S. and Canada with six aircraft.  During August, Big Sky will add another aircraft to its fleet and begin service to two additional cities.  Big Sky will double in size by the end of the fiscal year, primarily because of the Boston operation.  MAIR believes that this expansion will assist Big Sky in leveraging its fixed costs over more aircraft to reach sustained profitability by the end of the fiscal year.

While Mesaba’s bankruptcy estate is being resolved, MAIR will also continue to explore additional growth opportunities for Big Sky and will consider acquisitions to diversify within airline-related industries.  These opportunities will be evaluated in the context of maximizing shareholder value and weighed against other tax efficient mechanisms to return capital to shareholders.

Quarterly Conference Call

MAIR will conduct a live webcast to discuss its first quarter results today, August 14, 2007 at 10:00 A.M. (central time).  The webcast will be available through MAIR’s web site at www.mairholdings.com under the “Investor” link.

About the Company

MAIR’s primary business unit is its regional airline subsidiary Big Sky Transportation Co. d/b/a Big Sky Airlines.  MAIR is traded under the symbol MAIR on the NASDAQ National Market.  More information about MAIR is available on the Internet at www.mairholdings.com.

Big Sky currently serves 26 communities in 10 states and Canada with a fleet of 11 19-passenger Beechcraft 1900D aircraft.  Big Sky is based in Billings, Montana and has codeshare agreements with Northwest Airlines, Alaska Airlines, Horizon Air and US Air which allows customers the convenience of traveling with one ticket, through baggage checking and economical through fares, to destinations throughout the world.  Big Sky also operates in the northeast as a Delta Connection partner.  Big Sky is a provider of air service under the Essential Air Service program administered by the Department of Transportation.  Big Sky maintains a web site at www.bigskyair.com.

Forward-Looking Statements

This news release contains forward-looking statements that are based on the best information currently available to management.  These forward-looking statements are intended to be subject to the safe harbor protections of the Private Securities Litigation Reform Act of 1995.  There can be no assurance that actual developments will be those anticipated by MAIR.  Actual results could differ materially from those projected because of a number of factors, some of which MAIR cannot predict or control.  For a discussion of some of these factors, please see the ‘Cautionary Note Regarding Forward-Looking Statements’ and ‘Risk Factors’ in the company’s Annual Report on Form 10-K for the fiscal year ended March 31, 2007.

Note to Editors: Summary financial and operating information follows.

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Media Contact:               Bob Hanvik – 612-573-3100

Investor Contact:           Bob Weil - 612-333-0021

MAIR Holdings, Inc.

Condensed Consolidated Statements of Operations

(unaudited - in thousands, except per share information)

	Three Months Ended
	June 30
	2007	2006
Operating revenues:
Passenger	$4,390	$3,680
Freight and other	2,720	2,363
Total operating revenues	7,110	6,043
Operating expenses:
Wages and benefits	4,009	2,472
Aircraft fuel	1,888	1,451
Aircraft maintenance	1,075	911
Aircraft rents	453	453
Landing fees	177	95
Insurance and taxes	328	675
Depreciation and amortization	202	178
Administrative and other	3,438	3,602
Total operating expenses	11,570	9,837

Operating loss	(4,460)	(3,794)

Nonoperating income:
Other nonoperating income, net	10,889	1,300
Income (loss) before income taxes	6,429	(2,494)

Benefit for income taxes	67	—
Net income (loss)	$6,496	$(2,494)

Earnings (loss) per common share - basic	$0.43	$(0.12)
Earnings (loss) per common share - diluted	$0.43	$(0.12)

Weighted average shares outstanding - basic	15,016	20,592
Weighted average shares outstanding - diluted	15,086	20,592

MAIR Holdings, Inc

Condensed Consolidated Balance Sheets

(unaudited - in thousands)

	June 30	March 31
	2007	2007
Assets:
Cash and cash equivalents	$31,002	$28,593
Short-term investments	13,455	26,068
Other current assets	18,858	8,678
Net property and equipment	2,161	1,680
Long-term investments	16,990	11,357
Other assets, net	15,212	15,314
Total assets	$97,678	$91,690

Liabilities and Shareholders’ Equity:
Current liabilities	$22,350	$23,403
Other liabilities and deferred credits	1,295	1,081
Shareholders’ equity	74,033	67,206
Total liabilities and shareholders’ equity	$97,678	$91,690

Big Sky Airlines

Selected Operating Statistics

(unaudited)

	Three Months Ended
	June 30
			Favorable
	2007	2006	(Unfavorable)

Big Sky Transportation Co.
Passengers	40,990	29,569	38.6%
ASMs (000s)	23,014	21,892	5.1%
RPMs (000s	11,053	8,382	31.9%
Load Factor	48.0%	38.3%	9.7	pts
Block hours flown	6,630	5,580	18.8%
Departures	6,455	5,965	8.2%
Revenue per ASM (cents)	30.9	27.2	13.6%
Cost per ASM (cents)	41.0	29.9	-37.1%